Exhibit 99.1

NEWS RELEASE

Contact:

Sheila Spagnolo

Vice President

Phone (610) 251-1000

sspagnolo@triumphgroup.com

TRIUMPH GROUP ANNOUNCES PRICING OF

 $350 MILLION OF 8.625% SENIOR NOTES DUE 2018

Wayne, PA– June 8, 2010 – Triumph Group, Inc. (NYSE: TGI) today announced the pricing of its previously announced offering of $350 million aggregate principal amount of senior notes due 2018.  The notes will have an interest rate of 8.625% per annum and are being issued at a price equal to 99.270% of their face value.  The offering is part of the financing for, and is conditioned upon, the substantially concurrent consummation of Triumph's proposed acquisition of Vought Aircraft Industries, Inc.  The notes will be issued by the company and guaranteed on a full, joint and several basis by each of the company’s domestic restricted subsidiaries that is a borrower under any of the credit facilities or that guarantees any debt of the company or any of its domestic restricted subsidiaries under any credit facility, and in the future by any of the company’s domestic restricted subsidiaries that are borrowers under any company credit facility or that guarantee any debt of the company or any of its restricted subsidiaries incurred under any credit facility.

The notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A and to persons outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).  The notes have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.  This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties which could affect the company's actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in the company's reports filed with the SEC, including without limitation the company's Annual Report on Form 10-K for the fiscal year ended March 31, 2010.